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                                                                  Exhibit 23 (b)



CONSENT OF KPMG LLP


The Board of Directors
Golden Sky Holdings, Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Pegasus Communications Corporation of our report dated February 14, 2000, with respect to the consolidated balance sheets of Golden Sky Holdings, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-period ended December 31, 1999, which report appears in the Form S-4 of Pegasus Communications Corporation dated February 25, 2000.

KPMG LLP
Kansas City, Missouri
March 31, 2000